FOR IMMEDIATE RELEASE

August 6, 2007

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES SALE OF SOUTH BRUNSWICK, NEW JERSEY, PROPERTY

FREEHOLD, NJ,  August 6, 2007……Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), announced the sale of  its property located at 461 Ridge Road, South Brunswick, New Jersey, on August 3, 2007, to Tzanchan Industries, L.L.C., at a selling price of approximately $8,512,000.   The building, which was vacant at the time of sale, was originally purchased by Monmouth in March of 1993.

The South Brunswick property is intended to serve as the relinquished property in a like-kind exchange transaction that will qualify for tax-deferred treatment under Section 1031 of the Internal Revenue Code.  The replacement property, a FedEx Ground Package System industrial property located in Orion, Michigan, passed to Monmouth Real Estate Investment Corporation on August 6th, upon the completion of the exchange and the dissolution of MREIC Michigan, LLC, whose purchase of the Orion property was announced on July 18th.  Monmouth served as manager of the LLC.

Monmouth plans to reinvest the funds from the sale of the property in other industrial properties on long-term net leases to investment grade tenants as well as REIT securities, in accordance with its long-standing business plan.

Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial property.  Monmouth Real Estate Investment Corporation’s equity portfolio now consists of fifty-six industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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